Exhibit 23.01

                    Consent of Independent Public Accountants



The Board of Directors
Artisoft, Inc.:


We consent to incorporation by reference in the registration statements (Nos. 33-78482, 33-78484, 33-88842, 33-89268) on Form S-8 of Artisoft, Inc. of our
report dated August 5, 1998, relating to the consolidated balance sheets of Artisoft, Inc. and subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1998, which report appears in the June 30, 1998 annual report on Form 10-K of Artisoft, Inc.




KPMG Peat Marwick LLP



Phoenix, Arizona
September 25, 1998


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